UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

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W&T Offshore, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 16, 2007

Dear Shareholder:

It is my pleasure to invite you to the 2007 Annual Meeting of Shareholders of W&T Offshore, Inc. (the “Company”) to be held on Tuesday, May 15, 2007 at 10:00 a.m., Central Daylight Time, at the Houston City Club, One City Club Drive, Houston, Texas 77046. I hope you will be able to attend.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. Additionally, enclosed with the proxy materials is our annual report on Form 10-K.

You received with this booklet a proxy card that indicates the number of votes that you will be entitled to cast at the meeting according to our records or the records of your broker or other nominee. Each share of common stock of the Company that you have “beneficially owned” continuously since April 4, 2007 entitles you to one vote.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

On behalf of the Board of Directors and the employees of the Company, I would like to express my appreciation for your continued interest in the affairs of the Company. I look forward to greeting as many of you as possible at the meeting.

Sincerely,

Tracy W. Krohn

Chairman of the Board,

Chief Executive Officer and

President

Nine Greenway Plaza, Suite 300

Houston, Texas  77046

Phone (713) 626-8525

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2007

Notice is hereby given that the 2007 Annual Meeting of Shareholders of W&T Offshore, Inc., a Texas Corporation, will be held at the Houston City Club, One City Club Drive, Houston, Texas 77046 on May 15, 2007 at 10:00 a.m. Central Daylight Time for the purpose of electing six directors to hold office until the 2008 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

Only shareholders of record at the close of business on April 4, 2007 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof, notwithstanding the transfer of any shares after such date. A list of these shareholders will be open for examination by any shareholder at the Annual Meeting, and for ten days prior thereto at our principal executive offices at Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

By Order of the Board of Directors,

J. F. Freel

Chairman Emeritus and Secretary

Houston, Texas

April 16, 2007

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD TO US, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE 2007 ANNUAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Nine Greenway Plaza, Suite 300

Houston, Texas  77046

Phone (713) 626-8525

W&T OFFSHORE, INC.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

PROXY STATEMENT

2007 ANNUAL MEETING OF SHAREHOLDERS

ANNUAL MEETING

This proxy statement is solicited by and on behalf of the Board of Directors of W&T Offshore, Inc. (the “Company”) for use at the 2007 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 15, 2007 at the Houston City Club, One City Club Drive, Houston, Texas 77046, at 10:00 a.m. Central Daylight Time, or at any adjournments thereof. The solicitation of proxies by the Board of Directors will be conducted primarily by mail. Additionally, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. These officers, directors and employees will not receive any extra compensation for these services. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company (the “Common Stock”). The costs of the solicitation will be borne by the Company. This proxy statement and the proxy card are first being mailed to shareholders of the Company on or about April 16, 2007.

Purpose of the 2007 Annual Meeting

The purpose of the 2007 Annual Meeting is to elect six candidates to the Board of Directors of the Company. Although the Board does not anticipate that any other issue will come before the 2007 Annual Meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the Annual Meeting.

Voting Rights and Solicitation

Only shareholders of record at the close of business on April 4, 2007 (the “Record Date”) will be entitled to notice of and to vote at the 2007 Annual Meeting. As of the Record Date, there were 76,224,147 shares of Common Stock outstanding, each of which is entitled to one vote on any matter to come before the meeting. Common Stock is the only class of outstanding securities of the Company. The holders of issued and outstanding shares representing a majority of the outstanding shares of Common Stock, present in person or represented by proxy at the Annual Meeting, will constitute a quorum, and the act of the majority of the voting power of the quorum so represented at the Annual Meeting will constitute the act of the shareholders. The person who is appointed by the chairman of the meeting to be the judge of election will treat the holders of all shares of Common Stock represented by a returned, properly executed proxy, including shares that abstain from voting, as present for purposes of determining the existence of a quorum at the Annual Meeting.

Each share of Common Stock present or represented at the Annual Meeting will be entitled to one vote on any matter to come before the shareholders. In accordance with the Company’s Restated Articles of Incorporation, cumulative voting will not be permitted, and all directors will be elected by a plurality of the votes cast at the Annual Meeting. Votes will be counted by the judge of election, who will be selected by the chair of the Annual Meeting.

The Board of Directors is soliciting your proxy on the enclosed proxy card to provide you with an opportunity to vote on the election of directors, whether or not you attend in person. If you execute and return the enclosed proxy card, your shares will be voted as you specify. If you make no specifications, your shares will be voted in accordance with the Board’s recommendations. If you submit a proxy card, you may subsequently revoke it by submitting a revised proxy card or a written revocation at any time before your original proxy is voted. You may also attend the Annual Meeting in person and vote by ballot, which would effectively cancel any proxy you previously gave.

ELECTION OF DIRECTORS

Currently, the Company’s Board of Directors is composed of six directors, Messrs. Tracy W. Krohn, J. F. Freel, James L. Luikart, Stuart B. Katz, S. James Nelson, Jr. and Ms. Virginia Boulet. Mr. Luikart has informed the Board of Directors that he does not wish to stand for reelection. Mr. Robert I. Israel has been nominated by the Board of Directors, subject to shareholder approval, to serve on the Board for the seat to be vacated by Mr. Luikart. At the Annual Meeting, six directors are to be elected, each of whom will serve until the 2008 Annual Meeting and until his or her successor is duly elected and qualified. The persons named as official proxies on the enclosed proxy card intend to vote FOR the election of each of the six nominees listed below, unless authority to vote is withheld or otherwise instructed.

The Board has nominated and the official proxy holders will vote to elect the following individuals as members of the Board of Directors: Messrs. Tracy W. Krohn, J. F. Freel, Stuart B. Katz, Robert I. Israel, Ms. Virginia Boulet and S. James Nelson, Jr. Each nominee has consented to be nominated and to serve if elected.

Information about the Nominees

Tracy W. Krohn, age 52, has served as Chief Executive Officer (“CEO”) and President since he founded the Company in 1983, as Chairman of the Board since 2004 and as Treasurer from 1997 until 2006. Mr. Krohn has been actively involved in the oil and gas business since graduating with a B.S. in Petroleum Engineering from Louisiana State University in 1978. He began his career as a petroleum engineer and offshore drilling supervisor with Mobil Oil Corporation. Prior to founding the Company, from 1982 to 1983, Mr. Krohn was senior engineer with Taylor Energy. From 1996 to 1997, Mr. Krohn was also Chairman and CEO of Aviara Energy Corporation in Houston, Texas. Mr. Krohn’s mother is married to Mr. Freel.

J. F. Freel, age 94, has served as a director since the Company’s founding in 1983 and Secretary of the Company since 1984. Mr. Freel has been actively involved in the oil and natural gas business since 1934, first as a geophysicist for eleven years with the Humble Oil and Refining Company (“Humble”), then in 1945 as founder and president of Research Explorations, Inc., a geophysical survey contractor to major oil companies, including Humble, until it was sold in 1963. In 1964, he became founder and president of Kiowa Minerals Company (“Kiowa”), a company that engaged in development drilling operations in Texas and Louisiana. Since 1983, Kiowa has not been active in oil and natural gas operations. Mr. Freel is married to Mr. Krohn’s mother.

Stuart B. Katz, age 52, has served on the Board of the Company since 2002. He is a Managing Director of Jefferies Capital Partners. Prior to joining Jefferies Capital Partners in 2001, Mr. Katz was an investment banker with Furman Selz LLC and its successors for over sixteen years. Mr. Katz received a B.S. in engineering from Cornell University and a J.D. from Fordham Law School. Mr. Katz is a member of the bar of the State of New York. Mr. Katz also serves as a member of the boards of directors of various non-public portfolio companies of Jefferies Capital Partners.

Robert I. Israel, age 57, is currently a Partner at Compass Advisers, LLP. Prior to joining Compass in 2000, he was the head of the Energy Department of Schroder & Co., Inc. from 1991 to 2000. Additionally, he serves on the board of Randgold Resources Limited, an African-based gold mining company, and several non-public energy related companies. Mr. Israel holds a M.B.A. from Harvard Business School and a B.A. from Middlebury College.

Virginia Boulet, age 53, has served on the Board of Directors of the Company since March 2005. She has been employed as Special Counsel to Adams and Reese LLP, a law firm, since 2002. She is also an adjunct professor of law at Loyola University Law School. Prior to 2002, Ms. Boulet was a partner at the law firm Phelps Dunbar, LLP. Additionally, she serves on the board of directors of CenturyTel, Inc., a telecommunications company. In the past, she served as President and Chief Operating Officer of IMDiversity, Inc., an on-line recruiting company. Ms. Boulet received a B.A. in Medieval History from Yale University, and a J.D., cum laude, from Tulane University Law School.

S. James Nelson, Jr., age 64, has served on the Board of Directors of the Company since January 2006. In 2004, he retired, after 15 years of service, from Cal Dive International, Inc. (now known as Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and natural gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer from 1990 to 2000, Vice Chairman from 2000 to 2004 and a director. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., and from 1980 to 1985 was the Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Anderson & Co., where he became a partner in 1976. Mr. Nelson is also a certified public accountant. Additionally, Mr. Nelson serves on the boards of directors of Oil States International, Inc., Input/Output, Inc. and Quintana Maritime Ltd. Mr. Nelson received a B.S. in Accounting from Holy Cross College and a M.B.A. from Harvard University.

Recommendation of the Board of Directors

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE SIX NOMINEES LISTED ABOVE.

CORPORATE GOVERNANCE

Corporate Governance Guidelines; Code of Business Conduct and Ethics

A complete copy of the Company’s corporate governance guidelines, which the Board reviews at least annually, is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it. The Board of Directors has adopted a code of business conduct and ethics that applies to all employees, officers and directors. A complete copy of the code is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Independence

The Board has determined that each nominee, other than Messrs. Krohn and Freel and Ms. Boulet, is “independent” as defined by the NYSE listing standards. A business relationship with the Company or family relationship with an officer or director would prevent a director from being considered by the Board as “independent”.

Standing Committees of the Board of Directors

The Board has three standing committees—the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Because Tracy W. Krohn, the Company’s Chairman and Chief Executive Officer, controls approximately 54% of the outstanding shares of Common Stock, the Company is a “controlled company” under New York Stock Exchange (“NYSE”) Corporate Governance Rules.

Accordingly, the Company is not required to maintain a (i) majority of independent directors on the Board, (ii) Nominating and Corporate Governance Committee composed entirely of independent directors or (iii) Compensation Committee composed entirely of independent directors. Notwithstanding these exemptions, the Company requires that the Compensation Committee of the Board consist entirely of independent directors.

Audit Committee

Currently, Messrs. Luikart, Katz and Nelson sit on the Company’s Audit Committee. If elected, Mr. Israel will assume Mr. Luikart’s position on the Audit Committee. The Board has determined that Messrs. Luikart, Katz, Nelson and Israel are “independent” under the standards of both the NYSE and Securities and Exchange Commission (the “SEC”) regulations. The Board considers Messrs. Katz, Nelson and Israel to be “audit committee financial experts,” as defined under the Securities Act of 1933. In connection with his appointment, the Board of Directors considered the fact that Mr. Nelson is a member of the audit committees of three other public companies, and found that such simultaneous service will not, and does not, impair his ability to effectively serve on the Audit Committee of the Board of Directors of the Company.

The Audit Committee establishes the scope of and oversees the annual audit, including recommending the independent public accountants that audit the Company’s financial statements and approving any other services provided by the accountants. The Audit Committee also assists the Board in fulfilling its oversight responsibilities by (1) overseeing the Company’s system of financial reporting, auditing, controls and legal compliance, (2) monitoring the operation of such system and the integrity of the Company’s financial statements, monitoring the qualifications, independence and performance of the outside auditors and any internal auditors who the Company may engage, and (3) reporting to the Board periodically concerning the activities of the Audit Committee. In performing its obligations, it is the responsibility of the Audit Committee to maintain free and open communication between it, the Company’s independent auditors, the internal accounting function and the management of the Company. The Audit Committee’s functions are further described under the heading Audit Committee Report on page 18. A copy of the Audit Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

Mr. Krohn, Mr. Freel and Ms. Boulet serve as members of the Nominating and Corporate Governance Committee of the Board. None of these directors meets the NYSE standards for independence. The purpose of the committee is to nominate candidates to serve on the Board of Directors and to approve director compensation. The factors and processes used to select potential nominees are more fully described in the section entitled Identifying and Evaluating Nominees for Directors on page 6. The committee is also responsible for monitoring a process to assess Board effectiveness, developing and implementing corporate governance guidelines and taking a leadership role in shaping the corporate governance of the Company. A copy of the Nominating and Corporate Governance Committee Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee

Mr. Luikart and Mr. Katz, both independent under NYSE listing standards, serve as members of the Compensation Committee. The Compensation Committee reviews the compensation and benefits of the executive officers, establishes and reviews general policies related to employee compensation and benefits and administers the Long-Term Incentive Compensation Plan, the Directors Compensation Plan and the 2005 Annual Incentive Plan. Under the terms of its charter, the Compensation Committee also determines the compensation for Mr. Krohn, the CEO of the Company. Mr. Nelson has agreed to serve on the Compensation Committee when Mr. Luikart’s term as a member of the Board of Directors expires and Mr. Katz will serve as chair of the committee. A copy of the Compensation Committee’s Charter is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are set forth above. The Compensation Committee is comprised entirely of independent directors. In addition, none of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Meetings of the Board and the Committees of the Board

During 2006, the Board of Directors held nine regular meetings. The Compensation Committee held six meetings in 2006, and the Nominating and Corporate Governance Committee held one meeting in 2006. In 2006, the Audit Committee met eight times. All of the directors attended at least seventy-five percent of the meetings of the Board and of the committees on which they served during that period.

The Company’s directors are encouraged to attend the annual meeting of shareholders, but the Company does not otherwise have a policy regarding such attendance. All directors were present at the annual meeting of shareholders held in 2006.

Legal Proceedings

Currently, no director or executive officer is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board of Directors. Pursuant to Section 12 of the Company’s Bylaws, any shareholder may nominate candidates for election to the Board by giving timely notice of the nomination to the Secretary of the Company. The Company’s Bylaws require that any such shareholder must be a shareholder of record at the time it gives notice of the nomination. To be considered a timely nomination, the shareholder’s notice must be delivered to the Secretary at the Company’s principal office no later than 90 days prior to the first anniversary of the preceding year’s annual meeting and no earlier than 120 days prior to the first anniversary of the preceding year’s annual meeting. In evaluating the recommendations of the shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the criteria described under the heading Identifying and Evaluating Nominees for Directors on page 6.

Any shareholder recommendations for director nominees should include the candidate’s name, qualifications and written consent to being named in the proxy statement and to serving on the Board if elected. The shareholder must also include any other business that the shareholder proposes to bring before the meeting, the reasons for conducting such business at the meeting, any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made. Additionally, the shareholder must provide his name and address, the name and address of any beneficial owner on whose behalf the shareholder is acting, and the number of shares of Common Stock beneficially owned by the shareholder and any beneficial owner for whom the shareholder is acting. Such written notice should be sent to:

J. F. Freel

Secretary

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

Identifying and Evaluating Nominees for Directors

The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve as directors. The Nominating and Corporate Governance Committee evaluates candidates for nomination to the Board, including those recommended by shareholders, and conducts appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee then recommends to the Board, nominees as directors to be presented for election at meetings of the shareholders or of the Board. As indicated above, shareholders may recommend possible director nominees for consideration to the Nominating and Corporate Governance Committee.

In evaluating nominees to serve as directors on the Board and in accordance with the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee selects candidates with the appropriate skills and characteristics required of Board members. Pertinent to this inquiry is the following non-exhaustive list of factors: independent business or professional experience; integrity and judgment; record of public service; ability to devote sufficient time to the affairs of the Company; diversity, age, skills, occupation, and understanding of financial statements and financial reporting systems. The Committee will also consider and weigh these factors in light of the current composition of the Board and needs of the Board and the Company.

Director Compensation

Directors who are also employees of the Company receive no additional compensation for serving as directors or committee members. The Board and shareholders adopted the 2004 Directors Compensation Plan, which provides that the Compensation Committee may grant stock options or restricted or unrestricted stock to non-employee directors. A total of 666,918 shares of Common Stock have been reserved for issuance under the 2004 Directors Compensation Plan. On May 16, 2006, each non-employee director received a restricted stock grant having a fair market value (calculated as of the close of trading on the NYSE on such date) equal to $40,000. The total number of shares of restricted stock granted to non-employee directors on May 16, 2006, was 3,948 shares, leaving 662,970 shares of common stock available for future grants.

In January 2006, the Board revised the compensation paid to non-employee directors of the Company to provide that each would receive the following compensation: (i) an annual retainer of $30,000, payable in equal quarterly installments; (ii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s 2004 Director Compensation Plan covering shares of common stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual shareholder meeting) equal to $40,000; and (iii) compensation of $1,250 for each meeting of the Board or any board committee meeting attended. The terms of the restricted stock grant are as set forth in the Company’s 2004 Director Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant. Additionally, Mr. Nelson, as chairman of the Audit Committee, receives an annual retainer of $15,000. Prior to the revision to the non-employee director compensation in 2006, each of the Company’s non-employee directors was paid an annual retainer of $24,000, payable in quarterly installments of $6,000, and received a meeting fee of $1,000 for each meeting attended. Additionally, each non-employee director of the Company who also served as a committee chairman received an additional $500 for each committee meeting held outside a regular board meeting.

In March 2007, the Board accepted the recommendation of the Compensation Committee and the Nominating and Corporate Governance Committee to revise the compensation paid to non-employee directors of the Company to provide that each would receive the following compensation: (i) an annual retainer of $30,000, payable in equal quarterly installments; (ii) at each annual meeting of shareholders, a restricted stock grant pursuant to the Company’s 2004 Director Compensation Plan covering shares of common Stock of the Company having a fair market value (calculated as of the close of trading on the NYSE on the date of the annual shareholder meeting) equal to $40,000; (iii) compensation of $1,500 for each meeting of the Board or any Board committee meeting attended; (iv) compensation of $5,000 for serving on any committee of the Board;

(v) compensation of $5,000 for serving as chair of any committee of the Board except the Audit Committee; and (vi) compensation of $15,000 for serving as chair of the Audit Committee of the Board. The terms of the restricted stock grant are as set forth in the Company’s 2004 Director Compensation Plan, with restrictions lapsing with respect to one-third of the shares subject to the restricted stock grant on each of the first, second and third anniversary dates of the date of grant.

To the extent that any of a director’s employer requires such director to pay or deliver any fees and stock compensation earned from service on the Company’s Board, the Company will pay or deliver any fees and stock compensation related to the director’s service on the Board to such director’s employer (or an affiliate) as designated by such director.

The following table sets forth a summary of the compensation the Company paid to its non-employee directors in 2006:

Name	Fees Earned or Paid in Cash		Stock Awards	Total
Stuart B. Katz	$58,750	(1)	$40,000	$98,750
James L. Luikart	58,750	(1)	40,000	98,750
Virginia Boulet	40,000		40,000	80,000
S. James Nelson, Jr.	66,250		40,000	106,250

(1)	The cash fees earned by Messrs. Katz and Luikart were paid to their employer, Jefferies Capital Partners.

Communications with the Board of Directors

At each regular meeting of the Board of Directors, the non-employee directors meet in executive session. The non-employee directors elected Stuart B. Katz as the presiding director of those meetings. As set forth on the Company’s website (www.wtoffshore.com), shareholders who would like to contact Mr. Katz on a confidential basis may do so by sending an email to Presiding_Director@wtoffshore.com or by mailing a written communication to Presiding Director, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 14, 2007, based on the 75,887,861 shares of Common Stock outstanding on that date, of (i) the Company’s Chief Executive Officer, Chief Financial Officer and each of the Company’s other three most highly compensated executive officers as of December 31, 2006, (ii) each of the Company’s directors and nominees, (iii) all executive officers and directors of the Company as a group as of December 31, 2006, and (iv) each person who beneficially owns more than five percent of the Company’s Common Stock. Unless otherwise indicated, each of the persons below has sole voting and investment power with respect to the shares beneficially owned by such person. To the knowledge of the Company, no person or entity holds more than 5% of the outstanding shares of Common Stock, except as set forth in the following table.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Outstanding Common Stock
Tracy W. Krohn	40,863,307	53.8%
J. F. Freel	7,087,271	9.3%
William W. Talafuse	3,806	*
W. Reid Lea	131,762	*
Joseph P. Slattery	45,206	*
Jeffery M. Durrant	146,804	*
James L. Luikart	43,291	*
Stuart B. Katz	11,726	*
S. James Nelson, Jr.	1,987	*
Virginia Boulet	987	*
Directors and Executive Officers as a Group (10 persons)	48,336,147	63.7%
FMR Corp. (2)	7,590,000	10.0%

*	Less than one percent
(1)	Under the regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he directly or indirectly has or shares the power to vote or dispose of, or to direct the voting of or disposition of, such shares, whether or not he has any pecuniary interest in such shares, or if he has the power to acquire such power through the exercise of any option, warrant or right.
(2)	All information in the table and in this note with respect to FMR Corp. (“FMR”) is based solely on the Schedule 13G/A filed by FMR with the SEC on February 14, 2007. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on a review of filings with the SEC, the Company believes that during the fiscal year ended December 31, 2006, all of its officers and directors timely complied with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The primary objectives of our compensation program for executive officers are to attract, as needed, and retain the best possible executive talent, to stimulate our executive officers efforts on our behalf in a way that supports our financial performance objectives and business strategy, and to align the executives’ incentives with enhancement of shareholder value. In particular, our compensation program for executive officers is designed to reward superior job performance and individual initiative to help increase the Company’s oil and gas reserve and production rates and to contain direct operating expenses and general and administrative overhead. Currently, the Compensation Committee is responsible for establishing the compensation of the executive officers of the Company, including salary, bonuses and stock-related compensation. The Compensation Committee has established metrics by which executive bonuses and stock-related incentives will be awarded through the Company’s incentive plans. In that effort, the Committee applied the following compensation objectives in connection with its deliberations:

•

compensating the Company’s executives with salaries comparable to those of similarly-situated executives at comparable companies, while taking into account the Company’s own relative performance and strategic goals,

•

providing a substantial portion of the executives’ compensation in the form of incentive compensation based upon the Company’s short and long-term performance and the individual, departmental or divisional achievements of the executives,

•	providing sufficient benefit levels for executives and their families in the event of disability, illness or retirement.

It has been our strategy to compensate our executives (other than our Chief Executive Officer and Secretary) under the same plan as our other employees, albeit at a higher potential award level. As such, the general and performance based goals are the same for all of our employees.

Setting Executive Compensation

The Board reviews annually the recommendation of executive management regarding the performance based goals for the Company and establishes the targets for reserve growth, production growth, lease operating expense (“LOE”) containment and general and administrative (“G&A”) cost containment. For fiscal years 2006 and 2007, the target for growth in reserves and production was and is 5% year over year, including acquisitions. For fiscal year 2006, the targets were met. For fiscal years 2006 and 2007, the target is to hold LOE and G&A cost to no more than 5% growth on a unit of production basis (dollars per equivalent unit of oil and gas production). For fiscal year 2006, the G&A growth target (not including the bonus payments) was met but the LOE target was not, primarily due to factors relating to hurricane damage that occurred in 2005. Consequently, the employees and executives were eligible for 100% of the General Bonus, as defined under the Company’s Annual Plan described below, but only 75% of the Extraordinary Performance Bonus, as defined under the Annual Plan.

Concurrently, the Board sets the performance based goals for the Annual Plan, and the Compensation Committee evaluates the potential short-term and long-term compensation of the executive officers. The Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the committee members (which includes Stuart B. Katz, our presiding director) but also our Chief Executive Officer and our Executive Vice President (except when the compensation of the Chief Executive Officer and Executive Vice President are discussed). The Compensation Committee assumes that the performance goals set by the

Board of Directors are met and then benchmarks executive compensation against a group of peers that includes the following companies: Newfield Exploration Company, Bois d’Arc Energy, Inc., Mariner Energy, Inc., Stone Energy Corporation, Energy Partners, Ltd., and Callon Petroleum Company.

During 2005, the Compensation Committee retained an expert compensation consultant to advise it on base-level and performance compensation but concluded that the incremental value from the consultant did not warrant repeating the process. In 2006, the Compensation Committee instructed the Executive Vice President to make a specific analysis of the peer group executive compensation. The Committee reviewed the results of the analysis during several meetings and asked for additional analysis to be conducted. After the Committee is able to review such additional analysis, the Committee expects to make its recommendations to the Board later this year. The Committee met in March 2007, reviewed the final performance results for the Company and authorized payment of the executive officer bonuses in conformance with the Annual Plan.

Also in 2007, the Compensation Committee reviewed the job requirements, organizational structure, and reporting hierarchy for the officers of the Company and has determined that Messrs. Durrant, Slattery and Talafuse need not be classified as “executive officers” and therefore not subject to Section 16(b) of the Securities Exchange Act of 1934.

Elements of 2006 Executive Compensation

Our executive officers’ compensation currently has three primary components—base salary, long-term stock awards granted pursuant to our incentive plans described below and annual cash bonuses. Each component of the compensation program serves a particular purpose. Base salary is primarily designed to reward current and past performance and may be adjusted from time to time to realign salaries with market levels. Grants of long-term incentives are primarily designed to tie a portion of each executive’s compensation to long-term future performance. Cash bonuses are used to reward individual contributions and superior job performance in connection with the overall performance of the Company. In addition, executives participate in the benefit plans and programs that are generally available to all employees of the Company and receive limited perquisites and other personal benefits. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components.

Base Salary. Base salaries for our executive officers are established based on their role within the Company and the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Long-Term Incentive Compensation and Annual Bonus. In determining the long-term incentive component of our executive officers’ compensation, the Compensation Committee considers the value of similar incentive awards at comparable companies. Our executive officers are eligible to receive awards under our Long-Term Incentive Compensation Plan, the purpose of which is to provide incentives to the Company’s employees, officers, consultants and advisors to devote their abilities and energies to our success. The Long-Term Incentive Compensation Plan permits the grant of incentive and nonqualified stock options, stock appreciation rights, restricted stock and performance shares. At December 31, 2006, the Company had reserved 1,496,183 shares for issuance pursuant to awards made under the Long-Term Incentive Compensation Plan available for future grants.

Under the Long-Term Incentive Compensation Plan, awards other than stock options and stock appreciation rights given to any of the Company’s executive officers whose compensation must be disclosed in the Company’s annual securities filings and who is subject to the limitations imposed by Section 162(m) of the tax code must be based on the attainment of certain performance goals established by the Board of Directors or the Compensation Committee. Additionally, the performance goals must include formulas for calculating the amount of compensation payable if the goals are met and both the goals and the formulas must be sufficiently objective so that a third party with knowledge of the relevant performance results could assess that the goals were met and determine the amount to be paid.

Consistent with certain provisions of the tax code, there are other restrictions providing for a maximum number of shares that may be granted in any one year to a named executive officer and a maximum amount of compensation payable as an award under the Long-Term Incentive Compensation Plan (other than stock options and stock appreciation rights) to a named executive officer.

In October 2005, the Board amended the Long-Term Incentive Compensation Plan with the 2005 Annual Incentive Compensation Plan (the “Annual Plan”). The purpose of the Annual Plan is to retain the Company’s key employees, to attract talented and dedicated employees, to reward superior job performance and to encourage teamwork among our employees by linking every employee’s bonus opportunity with the overall performance of the Company.

Eligible employees, including our executive officers, are eligible to earn bonuses in the form of cash compensation and restricted stock awards under the Annual Plan. All bonuses paid under the Annual Plan for any fiscal year will be limited, generally, to 5% of the Company’s pre-tax income for such year. Part of the bonus will be a General Bonus that is paid to the extent that 5% of the Company’s pre-tax income is sufficient for the payment. An additional bonus, referred to as the Extraordinary Performance Bonus, is to be paid only if the Company achieves a 5% growth in year-to-year production and a 5% growth in total proved reserves over the year for which the bonus is paid. If these financial targets are met, one-half of the Extraordinary Performance Bonus is paid. An additional one-quarter of the Extraordinary Performance Bonus is due if the Company’s LOE, per Mcfe of production, do not grow by more than 5% in the fiscal year for which the bonus is paid, and another one-quarter of the Extraordinary Performance Bonus is due if the Company’s G&A expenses, per Mcfe of production, do not grow by more than 5% in the fiscal year for which the bonus is paid.

The Annual Plan provides that, subject to the limitation that all bonuses paid annually under the Annual Plan are generally limited to 5% of the Company’s pre-tax income, each executive officer shall be entitled to receive a General Bonus payable in (a) cash equal to 40% of his or her base salary and (b) restricted stock valued at 65% of his or her base salary. Each executive officer is also eligible to receive a maximum Extraordinary Performance Bonus payable in (a) cash in an amount of up to 20% of his or her base salary and (b) restricted stock valued at up to 32.5% of his or her base salary. Stock awarded under the Annual Plan is issued pursuant to the Long-Term Incentive Compensation Plan. Tracy W. Krohn and J. F. Freel were not participants in the Annual Plan in 2006.

Other Compensation and Benefits. Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same basis as all other employees.

Perquisites and Other Personal Benefits. The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key executive positions. Under the terms of the Chief Executive Officer’s employment agreement, he is entitled to the use of corporate aircraft for personal travel. This benefit is reported as “other compensation” in the table of summary compensation that follows.

Compensation Policies

Tax and Accounting Treatment. To the extent that it is practicable and consistent with the Company’s executive compensation objectives, the Committee seeks to comply with Section 162(m) of the Internal Revenue Code and any regulations promulgated thereunder (collectively, “Section 162(m)”) in order to preserve the tax deductibility of performance-based compensation in excess of $1 million per taxable year to each of the named executive officers. If compliance with Section 162(m) conflicts with the Committee’s compensation objectives or is contrary to the best interests of the shareholders, the Committee will pursue its objectives, regardless of the attendant tax implications.

Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R). In accordance with SFAS No. 123(R), compensation cost is based on the fair value of the equity instrument on the date of grant and is recognized over the period during which an employee is required to provide service in exchange for the award. Because the Company may offer incentive stock options, non-qualified stock options and restricted stock grants, the deductibility of an equity compensation award by the Company may not always occur at the time the award is otherwise taxable to the employee.

Basis for Allocation Among Incentives. Except as described above, our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Incentive awards under the Long-Term Incentive Compensation Plan may be granted in any one or a combination of (a) incentive stock options, (b) nonqualified stock options, (c) stock appreciation rights, (d) restricted stock and (e) performance shares.

Adjustment or Recovery of Awards upon Restatement of Company Performance. The Company does not have a formal policy with respect to whether executive officers are required to return cash and equity incentive awards if the relevant performance targets upon which the awards are based are ever restated or otherwise adjusted in a manner that would reduce the size of an award or payment. Under the Annual Plan, however, the Compensation Committee has the authority to adjust financial targets when unforeseen events affect the Company’s results of operations.

2006 Chief Executive Officer Compensation

Mr. Krohn, the Company’s Chief Executive Officer, receives an annual base salary of $500,000 and a nondiscretionary bonus of $250,000 under the terms of his employment agreement. In addition, Mr. Krohn’s employment agreement provides for his personal use of the aircraft in which the Company has a fractional interest (this benefit is reported as “other compensation” in the table of summary compensation that follows herein). The Compensation Committee periodically reviews the compensation of Mr. Krohn using the practices described above. The Compensation Committee also takes into account Mr. Krohn’s majority ownership of the Company’s common stock. Based upon its review, the Compensation Committee determined to maintain Mr. Krohn’s salary and bonus at the same level in 2006 as in 2005.

COMPENSATION COMMITTEE REPORT

The Compensation Committee monitors and approves the compensation of the Chief Executive Officer, administers the Company’s incentive compensation programs and performs other related tasks. The Committee is composed of two Board members who qualify as independent directors under the Company’s corporate governance guidelines, “non-employee directors” under Rule 16b-3 promulgated under the Securities and Exchange Act of 1934 and “outside directors” under Section 162(m) of the Internal Revenue Code. If you would like additional information on the responsibilities of the Compensation Committee, please refer to its charter, which is available on our website at www.wtoffshore.com and is available in print to any shareholder who requests it.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on the Compensation Committee’s review of and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee.

James L. Luikart	Stuart B. Katz
(Chairman)

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to Mr. Krohn, our Chairman, Chief Executive Officer and President, each person who served as the Chief Financial Officer in 2006, and the Company’s three other most highly compensated executive officers for the year ended December 31, 2006.

Name and Principal Position	Year	Salary	Cash Bonus(1)	Stock Awards(2)	Non-Equity Incentive Plan Compensation(1)	All Other Compensation (3)(4)(5)(6)	Total
Tracy W. Krohn Chairman/Chief Executive Officer/ President	2006	$500,000	$250,000	$—	$—	$498,731	$1,248,731

William W. Talafuse Senior Vice President of Accounting/Interim Chief Financial Chief/Chief Accounting Officer (a)	2006	230,000	92,000	102,212	34,500	11,000	469,712

Stephen A. Landry Senior Vice President/Chief Financial Officer (b)	2006	108,654	—	—	—	110,433	219,087

W. Reid Lea Executive Vice President/Manager of Corporate Development	2006	348,000	139,200	228,556	52,200	11,000	778,956

Joseph P. Slattery Senior Vice President of Operations	2006	260,000	104,000	158,094	39,000	37,785	598,879

Jeffery M. Durrant Senior Vice President of Exploration/Geoscience	2006	250,000	100,000	155,599	37,500	11,000	554,099

(a)	Mr. Talafuse served as interim Chief Financial Officer from March 28, 2006 until February 26, 2007, at which time John D. Gibbons was appointed Senior Vice President and Chief Financial Officer.
(b)	Mr. Landry resigned as Chief Financial Officer effective May 31, 2006.
(1)	The amounts under “Cash Bonus” reflect the cash portion of the General Bonus under the 2005 Annual Incentive Plan for 2006 and paid in March 2007, except for Mr. Krohn. Mr. Krohn’s bonus is paid in accordance with his employment agreement, as further described in this proxy statement. The amounts under “Non-Equity Incentive Plan Compensation” reflect the cash portion of the Extraordinary Performance Bonus under the 2005 Annual Incentive Plan for 2006 and paid in March 2007. The cash bonuses under the 2005 Annual Incentive Plan for 2005 and paid in March 2006 are not included.
(2)	The amounts reflect the compensation expense recognized by the Company for financial reporting purposes in 2006, calculated in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”), except that the amounts shown assume that there will be no service-based forfeitures of awards.
(3)	Excludes perquisites and other personal benefits if the total aggregate value (based on aggregate incremental cost to the Company) in a given year did not exceed $10,000. For Mr. Krohn, the amounts include the incremental costs of $487,731 associated with Mr. Krohn’s personal use of aircraft in which the Company owns a fractional interest. In calculating such incremental costs, the Company’s direct operating cost at the hourly rate for each such flight was multiplied by the number of hours the aircraft was flown for such use. The Company’s aircraft is used primarily for business use, and therefore, the Company does not include the regular costs associated with the ownership or operation of the aircraft such as taxes, maintenance, leasing payments, debt payments, share payments, fractional ownership payments or other similar type payments.
(4)	The Company paid $100,000 to Mr. Landry in accordance with his separation agreement.
(5)	Mr. Slattery was paid $26,785 under the Company’s relocation program for employees moving from Louisiana to Texas.
(6)	Company matching contributions to our 401(k) plan of $11,000 for each individual listed above with the exception of Mr. Landry whose 401(k) matching contribution was $10,433.

2006 Grants of Plan-Based Restricted Stock Awards

In March 2006, our Board of Directors approved payment of a General Bonus and an Extraordinary Performance Bonus for 2005 under our incentive compensation plan, as described above in the Compensation Discussion and Analysis. Although not all of the performance measures for the Extraordinary Performance Bonus were met, our board determined that substantially all of the performance measures would have been met were it not for the effects of Hurricanes Katrina and Rita. The restricted stock portion of the General Bonus and the Extraordinary Performance Bonus for 2005 was granted in 2006. The restricted stock will vest in three equal increments on December 31, 2006, 2007 and 2008. The following table sets forth information with respect to such restricted stock awards made to the named executive officers in 2006.

	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock Awards
Name		Threshold	Target	Maximum
Tracy W. Krohn	—	—	—	—	$—
William W. Talafuse	03/31/06	—	3,077	—	114,346
Stephen A. Landry(a)	03/31/06	—	—	—	—
W. Reid Lea	03/31/06	—	9,129	—	339,300
Joseph P. Slattery	03/31/06	—	6,054	—	225,000
Jeffery M. Durrant	03/31/06	—	6,038	—	224,414

(a)	When Mr. Landry resigned effective May 31, 2006, he forfeited his rights to 9,251 shares of unvested restricted stock that had been granted to him when he was hired.

Outstanding Equity Awards At Fiscal Year-End

The following table sets forth information regarding restricted stock that has not vested for each named executive officer outstanding as of December 31, 2006. The Company did not grant option awards in 2006 and there are no unexercised stock options outstanding as of December 31, 2006.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (1)
Tracy W. Krohn	—	$—
William W. Talafuse	2,051	63,007
Stephen A. Landry	—	—
W. Reid Lea	6,086	186,962
Joseph P. Slattery	4,036	123,986
Jeffery M. Durrant	4,025	123,648

(1)	The market value of the shares of restricted stock that have not vested was calculated using the closing price of the Company’s common stock on December 29, 2006, of $30.72 per share.

Stock Vested

The following table sets forth information regarding the vesting of restricted stock for each of the named executive officers during 2006.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Tracy W. Krohn	—	$—
William W. Talafuse	1,026	31,519
Stephen A. Landry	—	—
W. Reid Lea	3,043	93,481
Joseph P. Slattery	2,018	61,993
Jeffery M. Durrant	2,013	61,839

Employment Contracts, Termination of Employment and Change in Control Arrangements

Tracy W. Krohn serves as the Company’s Chairman, Chief Executive Officer and President. Mr. Krohn serves under an employment agreement with an initial term expiring three years from January 28, 2005. On the third anniversary date, and on the same date every year thereafter, his agreement will automatically renew for one additional year, unless terminated before any such renewal date by Mr. Krohn or the Company.

Mr. Krohn’s employment agreement provides for an annual base salary of $500,000 and a nondiscretionary bonus of $250,000, subject to review from time to time by the Compensation Committee for possible increases based on Mr. Krohn’s performance. The Compensation Committee also has the authority to pay additional cash bonuses to Mr. Krohn in its discretion, during the term of his agreement.

If, during the term of his agreement, the Company terminates the employment of Mr. Krohn for any reason other than for cause, as defined in the agreement, he will be entitled to receive his base salary until the actual termination date of his agreement and a severance payment in the amount of 2.99 times his average annual income over the most recent five taxable years. If the Company should undergo a change in control while the agreement is in effect and Mr. Krohn is either constructively or actually terminated under the conditions set forth in his agreement within two years of a change of control, then he will be entitled to receive 2.99 times his average annual taxable income from the Company over the five taxable years that end before the change of control transaction. If Mr. Krohn’s employment agreement was terminated other than for cause or a change of control occurred on December 31, 2006, the maximum payment to Mr. Krohn would have been $2,181,519.

Mr. Krohn has agreed that during the term of his agreement and for a period of two years thereafter, he will not compete with the Company or solicit any of our customers, employees, consultants or independent contractors with whom we do business.

William W. Talafuse serves under an employment agreement that expires on September 28, 2008, provided, however, that beginning on September 28, 2006 and each anniversary thereafter, if the agreement has not been terminated it shall automatically be extended for an additional one-year period. Mr. Talafuse’s current base salary (excluding bonuses) under his employment agreement is $230,000. His agreement also provides for termination benefits, triggered in certain situations including a change in control in an amount of three times the “base amount” of such employee’s annual compensation (including bonuses), determined in accordance with Section 280(g) of the Internal Revenue Code of 1986, as amended less $1.00. If Mr. Talafuse’s employment agreement was terminated other than for cause or a change of control occurred on December 31, 2006, the maximum payment to Mr. Talafuse would have been $640,271.

W. Reid Lea serves under an employment agreement that expires on September 28, 2008, provided, however, that beginning on September 28, 2006 and each anniversary thereafter, if the agreement has not been terminated it shall automatically be extended for an additional one-year period. Mr. Lea’s current base salary (excluding bonuses) under his employment agreement is $348,000. His agreement also provides for termination benefits, triggered in certain situations including a change in control, in an amount of three times the “base amount” of such employee’s annual compensation (including bonuses), determined in accordance with Section 280(g) of the Internal Revenue Code of 1986, as amended less $1.00. If Mr. Lea’s employment agreement was terminated other than for cause or a change of control occurred on December 31, 2006, the maximum payment to Mr. Lea would have been $1,422,092.

Joseph P. Slattery serves under an employment agreement that expires on September 28, 2008, provided however, that beginning on September 28, 2006 and each anniversary thereafter, if the agreement has not been terminated it shall automatically be extended for an additional one-year period. Mr. Slattery’s current base salary (excluding bonuses) under his employment agreement is $260,000. His agreement also provides for termination benefits triggered in certain situations including a change in control in an amount of three times the “base amount” of such employee’s annual compensation (including bonuses), determined in accordance with Section 280 (g) of the Internal Revenue Code of 1986, as amended less $1.00. If Mr. Slattery’s employment agreement was terminated other than for cause or a change of control occurred on December 31, 2006, the maximum payment to Mr. Slattery would have been $935,951.

Jeffrey M. Durrant serves under an employment agreement that expires on September 28, 2008, provided however, that beginning on September 28, 2006 and each anniversary thereafter, if the agreement has not been terminated it shall automatically be extended for an additional one-year period. Mr. Durrant’s current base salary (excluding bonuses) under his employment agreement is $250,000. His agreement also provides for termination benefits triggered in certain situations including a change in control in an amount of three times the “base amount” of such employee’s annual compensation (including bonuses), determined in accordance with Section 280 (g) of the Internal Revenue Code of 1986, as amended less $1.00. If Mr. Durrant’s employment agreement was terminated other than for cause or a change of control occurred on December 31, 2006, the maximum payment to Mr. Durrant would have been $1,198,079.

Under the Company’s Long-Term Incentive Compensation Plan, in the event of a change of control of the Company (as defined in that plan), all outstanding options, stock appreciation rights and restricted stock become exerciseable, realizable or vested in full, or shall be free of all conditions or restrictions, as applicable to each award. In addition, in the event of a change of control, all performance shares or other performance-based awards shall be immediately payable based upon the extent, as determined by the Compensation Committee, to which the performance goals for the performance period then in progress have been met up through the date of the change in control or based on 100% of the value on the date of grant of the performance shares of other performance-based award, if such amount is higher.

Under the Company’s Annual Plan, on the date of a change of control (as defined in the Long-Term Incentive Compensation Plan) the Company’s obligations under all outstanding annual cash bonus awards will be paid, on a pro-rated basis, for that part of the fiscal year that will have lapsed prior to the date of the change of control.

Equity Compensation Plan Information

The following table provides information concerning securities remaining available for future issuance under the Company’s equity compensation plans, as of December 31, 2006. The Company has not issued any options, warrants or other rights under its equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	—	—	1,496,183
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	1,496,183

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We received approximately $0.1 million for providing management services to W&T Offshore, LLC (“W&T LLC”) during 2006 under the terms of a management agreement we executed with W&T LLC. W&T LLC is controlled by Tracy W. Krohn and J. F. Freel, our two largest common shareholders, who are also officers and directors. These fees are recorded as a direct reduction of general and administrative expenses. The management agreement with W&T LLC was terminated effective December 31, 2006.

The grandson of J. F. Freel, a director and our corporate Secretary, is employed by an insurance agency that arranges as a broker certain insurance coverage for the Company. We have been informed by Mr. Freel’s grandson that personal commissions earned by the grandson for arranging such coverage through his employer totaled approximately $247,000 in 2006. Business was awarded to this insurance agency as low bidder in a competitive bidding process in which the Company received at least one other quote. Effective January 2007, our insurance coverage is arranged by another broker that is not affiliated with this individual.

Brooke Companies, Inc. provides personnel to fill temporary and permanent staffing needs of the Company from time to time. Susan Krohn, the wife of Tracy W. Krohn, owns 100% of Brooke Companies. Brooke Companies currently provides staffing services to our Company and we expect that it will continue to provide those services for the foreseeable future. During the year ended December 31, 2006, the Company paid Brooke Companies approximately $0.5 million.

During 2006, we paid approximately $0.4 million to Adams and Reese LLP for legal services. Virginia Boulet, who serves as special counsel to Adams and Reese LLP, was appointed to our board of directors on March 25, 2005.

As part of our relocation program for employees moving from Louisiana to Texas, the Company agreed to purchase their homes in Louisiana. These homes must have been actively marketed and for sale for a period greater than 90 days. The purchase price of an employee’s home was negotiable and based on a reasonable appraised value. During the year ended December 31, 2006, the Company purchased homes from two of our vice presidents pursuant to the relocation program for a total of approximately $2.7 million. All homes purchased under the relocation plan, including the ones purchased from our officers, were subject to three independent appraisals. Nonetheless, market conditions in New Orleans have eroded and these homes were subsequently sold for a total of approximately $2.3 million, resulting in a pre-tax loss of $0.4 million, which is included in general and administrative expenses for the year ended December 31, 2006. The Company did not purchase the homes of our Chief Executive Officer or Secretary and it is not currently anticipated that the Company will.

The Company has adopted a Code of Business Conduct and Ethics that includes a requirement to disclose conflicts of interest, including any related party transactions, to designated persons. Any possible conflicts of interest of directors, director candidates and executive officers are disclosed to the Board of Directors. The Board of Directors has designated the Nominating and Corporate Governance Committee to review and manage such conflicts of interest on a case-by-case basis.

AUDIT COMMITTEE REPORT

Activities of the Committee

The Audit Committee of the Board of Directors is currently composed of three directors, Messrs. Katz, Luikart and Nelson, all of whom qualify as independent directors under the rules and regulations of the NYSE, the Company’s corporate governance guidelines and the federal laws and regulations governing the composition of public company audit committees.

Management is responsible for the Company’s internal controls and the financial reporting process. The Company’s independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with the Company’s management and its independent auditor, Ernst & Young LLP (“Ernst & Young”). Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted U.S. accounting principles and the Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young. The Committee discussed with Ernst & Young matters required to be discussed by Statements on Auditing Standards No. 61 and 90 (Communication with Audit Committees).

Ernst & Young also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee discussed with Ernst & Young that firm’s independence and considered the effects that the provision of non-audit services may have on Ernst & Young’s independence.

Based on and in reliance upon the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the Committee referred to in its charter, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Other Information

Ernst & Young has acted as independent auditor for the Company since 2000 and has been selected by the Audit Committee to serve again in that capacity for 2007. The aggregate fees and costs billed by Ernst & Young and its affiliates to the Company and its subsidiaries for the year ended December 31, 2006 and 2005 are identified below.

	2006	2005
Audit fees (1)	$1,922,858	$357,151
Audit related fees (2)	574,000	—
Tax fees (3)	141,270	157,840
All other fees (4)	1,500	1,500

	$2,639,628	$516,491

(1)	Includes fees for audit of our annual consolidated financial statements, including the audit in 2006 of the effectiveness of our internal control over financial reporting, reviews of our quarterly consolidated financial statements, fees related to our equity offerings, issuance of comfort letters and consents and reviews of various documents filed with the SEC.
(2)	Includes fees for an audit related to the Kerr-McGee transaction and review of proposed transactions.
(3)	Includes fees for preparation of federal and state tax returns, assistance during an examination of our Louisiana tax returns in 2004, tax planning advice and review of proposed transactions.
(4)	Includes an annual fee for access to an accounting literature database.

The Audit Committee maintains written procedures that require it to annually pre-approve the scope of all auditing services to be performed by the Company’s independent auditor. The Committee’s procedures prohibit the independent auditor from providing any non-audit services unless the service is permitted under applicable law and is pre-approved by the Audit Committee or its Chairman. The Audit Committee has pre-approved the Company’s independent auditor to provide up to $5,000 per quarter of miscellaneous tax services that do not constitute discrete and separate projects. Although applicable regulations waive these pre-approval requirements in certain limited circumstances, the Audit Committee reviews and pre-approves all non-audit services provided by Ernst and Young. The Audit Committee has determined that the provision of Ernst & Young’s non-audit services are compatible with maintaining Ernst & Young’s independence.

If you would like additional information on the responsibilities of the Audit Committee, please refer to its charter, which is posted on the Company’s website at www.wtoffshore.com and is available in print to any shareholder who requests it.

Submitted by the Audit Committee.

S. James Nelson, Jr.	James L. Luikart	Stuart B. Katz
(Chairman)

SHAREHOLDER PROPOSALS

At the annual meeting each year, the Board of Directors submits to shareholders its nominees for election as directors. The Board of Directors may also submit other matters to the shareholders for action at the annual meeting. Shareholders of the Corporation may also submit proposals for inclusion in the proxy materials. If you want the Company to consider including a proposal in next year’s 2008 proxy statement, you must submit the proposal in writing to our Secretary no later than December 14, 2007. If you want us to consider including a nominee for election to the Board of Directors at the 2008 Annual Meeting, you must submit the nominees name in accordance with the procedures discussed more fully in the section entitled Director Nomination Process on page 5, no earlier than January 15, 2008 and no later than February 14, 2008. Please mail any nominations or proposal following the prescribed guidelines to Secretary, W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046.

OTHER MATTERS

Neither we nor any of the persons named as proxies know of any matters other than those described above to be voted on at the 2007 Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the discretion of the Board of Directors.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2006, accompanies this proxy statement, but it is not to be deemed a part of the proxy soliciting material.

Shareholders may obtain additional copies of our current Annual Report on Form 10-K without charge by writing to our Secretary at W&T Offshore, Inc., Nine Greenway Plaza, Suite 300, Houston, Texas 77046. Our Annual Report on Form 10-K and other filings with the SEC may also be accessed through our website at www.wtoffshore.com or the SEC’s website at www.sec.gov.

By order of the Board of Directors,

J. F. Freel

Secretary

W&T OFFSHORE

INCORPORATED

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Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors: For Withhold 01 - Tracy W. Krohn

04 - Robert I. Israel

02 - J. F. Freel For Withhold

05 - Virginia Boulet

For Withhold

03 - Stuart B. Katz

06 - S. James Nelson, Jr.

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, administrator, guardian or corporate officer, please provide your FULL title. If partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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C 1234567890 J N T

6 0 A V 0 1 3 3 4 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — W&T Offshore, Inc.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2007 MEETING OF SHAREHOLDERS

May 15, 2007

The undersigned hereby appoints Tracy W. Krohn and J. F. Freel and each of them, proxies with full power of substitution, to vote as designated on the reverse side, on behalf of the undersigned all shares of W&T Offshore, Inc. common stock, that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of W&T Offshore, Inc. on May 15, 2007, and any adjournments thereof, with all the powers that the undersigned would possess if personally present. In their discretion, the proxies are hereby authorized to act upon such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Board of Directors recommends that you vote FOR the nominees listed on the reverse side hereof. If this Proxy is properly executed but no specific directions are given, all of your votes will be voted for such nominees.

(See Reverse Side)